EXHIBIT 10.17.10

Agreement for the Repayment

This agreement (this “Agreement”) is entered into by and amongst the following parties in Zhengzhou City, Henan Province of the People’s Republic of China (“PRC”) on March 30, 2008.

Parties to this Agreement:

Party A:

Henan Gerui Composite Material Stock Co. Ltd. (the “Company”)

Address: No.1 Shuanghu Development Zone, Longhu Town, Xinzheng City

Legal representative: Lu Mingwang

Party B:

Lu Mingwang

ID No.: 410111195212132018

Domicile place: Fu-22 #1 Building, No.62 Longhai Middle Road, Erqi District, Zhengzhou

Party C:

Lu Baiwang

ID No.: 410102194909123014

Domicile place: Fu-10 #2 Building, No.62 Longzhong South Lane, Erqi District, Zhengzhou

Ren Shouze

ID No.: 130404195102202439

Domicile place: 29 #1 Building, No.60 Yard, Xinghua South Street, Erqi District, Zhengzhou

Yue Tiansui

ID No.: 41011119491118201X

Domicile place: Fu-36 #2 Building, No.62 Longzhong South Lane, Erqi District, Zhengzhou

Bai Zhensheng

ID No.: 410105195412021059

Domicile place: 12 # 14 Building, No.7 Yard, Weier Road, Jinshui District, Zhengzhou

Lu Yi

ID No.: 410103197508182419

Domicile place: Fu-22 #1 Building, No.62 Longhai Middle Road, Erqi District, Zhengzhou

Zhang Qihong

ID No.: 410103196709047008

Domicile place: 22 # 1 Building, No.339 Yard, Gongren Road, Zhongyuan District, Zhengzhou

Lu Mingwang

ID No.: 410111195212132018

Domicile place: Fu-22 #1 Building, No.62 Longhai Middle Road, Erqi District, Zhengzhou

Chen Zheyu

ID No.: 410311195403184516

Domicile place: No.268 Dehua Street, Erqi District, Zhengzhou

Zhang Shuiping

ID No.: 130404195705093016

Domicile place: 47 # 39 Building, No.108 Yard, Changjiang East Road, Erqi District, Zhengzhou

Liu Bingshen

ID No.: 410311196302164537

Domicile place: Fu-46 #8 Building, Shichang South Street, Erqi District, Zhengzhou

Whereas,

1.
Party A, Henan Gerui Composite Material Stock Co. Ltd. (the “Company”), is a stock company limited established and validly existing under the laws of PRC. The Company owns independent legal personality, and enjoys rights and undertakes obligations in the name of legal person when dealing with other parties;

2.
Party B and Party C are the legal shareholders of Party A. Among them, Party B contributes RMB 10.40 million, representing 40% of the stock right of Party A, and being the controlling shareholder of Party A;

3.
As of November 30, 2007, Party B and Party C, in the name of borrowing, obtain from Party A Renminbi borrowing, which thus incurs creditor and debtor relationship with Party A. The parties do not disagree to such creditor and debtor relationship and the amount of such borrowing;

4.
Party A passed a resolution on February 24, 2008, declaring to distribute all unallocated profits as of December 31, 2007, which amount to RMB 175.00 million (“Unallocated Profits”). As of the date of this Agreement’s conclusion, Party A has not paid to Party B and Party C such Unallocated Profits.

5.	Party A has claimed the aforesaid creditor’s rights against Party B and Party C, and the latter parties agree to refund the debts to Party A;

The Parties reach this Agreement in accordance with the provisions set forth in General Principles of the Civil Law of the People’s Republic of China and Contract Law of the People’s Republic of China, with the terms and conditions as follows:

Article 1  Manner of Repayment

1.1
Party B and Party C agree to waive the right of collecting Unallocated Profits within the scope of the borrowing listed by Party A, and refund the borrowing stated hereunder with such Unallocated Profits.

Article 2  Undertaking and Warrant

2.1
In view of the balance left from the amount of borrowing from Party A to Party B and Party C stated hereunder deducting the amount of Party A’s Unallocated Profits, upon a consensus reached between Party B and Party C, Party B is voluntary to discharge the aforesaid whole debts for and on behalf of Party C. Nevertheless, other provisions stipulated in the Borrowing Contract between Party A and Party C are not bound upon Party B unless the ones Party B definitely indicates to accept.

2.2
Any other agreements or creditor's rights and debts entered into by and between Party B and Party C or any third party are irrelevant with this Agreement. After this Agreement comes into force, Party B shall not refuse to fulfill this Agreement on account of invalidity, cancellation or dissolution of any other agreements or creditor’s rights and debts entered into by and between Party B and Party C or any third party.

2.3	Party B shall not refuse to fulfill the obligations agreed in this Agreement on account of any faults in Party C.

Article 3  Rights and Obligations

3.1
Party B’s failing to discharge its debts in full and in a timely manner pursuant to this Agreement shall not forfeit Party A’s rights to recover from Party C. Party C shall discharge the arrears and interests arising from overdue payments to Party A according to the borrowing checklist stated hereunder.

3.2	After discharging the debts for and on behalf of Party C, Party B shall have the right to request Party C to refund it according to the checklist stated hereunder.

3.3
Party B can make arrangements with Party C in whole or in part, jointly or severally with respect to deadline of payment, manner of repayment, guarantee and other matters. Nevertheless, if Party C in whole or in part fails to discharge the debts in full and in a timely manner, Party B shall have no right to request Party A to return the payments discharged by Party B for and on behalf of Party C mentioned in Clause 1.1 herein.

Article 4  Default and Remedy

If due to the reasons attributable to Party B, the provisions in Article 1 herein are not fulfilled in due course, Party B shall pay to Party A liquidated damages equivalent to 0.5‰ of the total amount of arrears of Party B and Party C on a daily basis.

Article 5  Governing Law and Dispute Resolution

5.1	Conclusion, effectiveness, interpretation, fulfillment and dispute resolution of this Agreement are governed and construed by the laws of the People’s Republic of China.

5.2
Any and all disputes arising from or in connection with this Agreement can be resolved by and amongst the parties through friendly consultation. If such consultation cannot resolve or any party is unwilling to resolve such disputes through consultation, either party can refer such disputes to the court with jurisdiction for settlement.

5.3
The disputes referred herein mean any and all disputes incurred by and amongst the parties with respect to interpretation of contractual effectiveness and contents, fulfillment, default liabilities and modification, dissolution and termination of this Agreement.

Article 6  Effectiveness and Miscellaneous

6.1
This Agreement shall come into force as of the date appearing on the first paragraph herein on which the legal representatives or authorized representatives of the parties sign their names and affix their companies’ official seals.

6.2
This Agreement constitutes all agreements by and amongst the parties in regard to the subject matter of this Agreement, and supersedes any prior intentions or understandings by and amongst the parties. Modification of this Agreement shall have the authorized representatives of the parties enter into a written agreement.

6.3
Without the other parties'/party’s prior written consent, neither party shall be allowed to assign any of its rights or obligations hereunder. This Agreement shall be bound upon all parties and their respective successors and permitted assignees.

6.4	Ineffectiveness of any clause of this Agreement shall not affect the effectiveness and enforcement of any remaining clauses of this Agreement.

6.5	This Agreement is written in Chinese. It is made in eleven counterparts in original, one copy being kept by each party, with the same legal authenticity.

6.6	Appendix of this Agreement is an integral part of this Agreement, which is of the same legal authenticity as this Agreement.

Party A (sign):

Legal representative or authorized representative:

Party B (sign):

Party C (sign):